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                                   Exhibit 1


                               November 19, 1997



Mail-Well, Inc.
23 Inverness Way East, Suite 160
Englewood, Colorado  80112

Ladies and Gentlemen:

     We have acted as counsel to Mail-Well, Inc., a Colorado corporation (the "Company") in connection with the preparation of a registration statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on September 24, 1997 (File No. 36337) and amended on or about October 30, 1997, November 10, 1997 and November 12, 1997 and declared effective as of 2:45 Eastern Time on November 12, 1997 (the "Registration Statement").

     The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the "Act"), of up to $300,000,000 of the Company's securities. Pursuant to an Underwriting Agreement dated November 13, 1997 (the "Underwriting Agreement") and an Indenture and Supplemental Indenture (collectively the "Indentures") between the Company and the Bank of New York, as Trustee, the Company has issued 5% Convertible Subordinated Notes due 2002 (the "Notes") in the aggregate amount of $150,000,000 with an option to the Underwriters under the Underwriting Agreement to purchase an additional $22,500,000 of additional Notes to cover overallotments.

     This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. In connection with this opinion we examined originals or copies, certified or otherwise identified to our satisfaction of the Registration Statement as amended, the Indentures and the Underwriting Agreement; the Articles of Incorporation of the Company as in effect of the date hereof; the Bylaws of the Company as in effect of the date hereof; and resolutions adopted by the Board of Directors of the Company authorizing the issuance and sale of the Notes. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such certificates of public officials, and representatives of the Company, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In our examination,
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Mail-Well, Inc.
November 19, 1997
Page 2

we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, and the authenticity of the originals of such documents. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

     Members of our firm are admitted to the Bar in the state of Colorado and we do not express any opinion as to the laws of any other jurisdiction.

     Based upon and subject to the foregoing, we are of the opinion that when the Notes have been duly executed, authenticated and delivered against payment therefor, in accordance with the Indentures and the Underwriting Agreement, the Notes shall constitute binding obligations of the Company enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws now or hereafter in affect relating to or affecting creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding of law or in equity).

     In addition, it is our opinion that the Common Stock into which the Notes may be converted when issued upon conversion of the Notes in accordance with the respective terms of the Notes and the Indentures and upon payment to the Company of any additional consideration which is payable upon such conversion, shall be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the Commission and the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission.

                    Sincerely,

                    ROTHGERBER, APPEL, POWERS & JOHNSON LLP